FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-82063
PROSPECTUS SUPPLEMENT No. 4 (To Prospectus dated July 13, 1999) DATED: SEPTEMBER 3, 2003

14,106,443 Common Shares
1,400,000 Shares of 8.00% Series F Cumulative Redeemable Preference Shares
2,600,000 Shares of 8.625% Series H Cumulative Redeemable Preference Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership (formerly known as Duke-Weeks Realty Limited Partnership), if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated July 13, 1999, prospectus supplement No. 1 dated October 15, 2001, prospectus supplement No. 2 dated January 11, 2002 and prospectus supplement No. 3 dated February 7, 2002 all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Beavers, Bobby L. (1)	9,696
Graham, Charles D. (2)	9,695

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from GB Partners Ltd. to the named individual.

(2)
The units pursuant to which these shares may be issued were acquired by a transfer from GB Partners Ltd. to the named individual.